Exhibit 99.1

NEWS RELEASE

Astronics Corporation . 130 Commerce Way . East Aurora, NY . 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Record Third Quarter Results

•	Achieved record quarterly sales of $200.1 million and record quarterly net income of $24.7 million

•	Record diluted earnings per share was $0.94 for the quarter

•	2015 sales guidance tightened to $690 million to $705 million

•	Initial 2016 sales guidance established at $690 million to $750 million

EAST AURORA, NY, November 10, 2015 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of products to the global aerospace, defense, and semiconductor industries, today reported financial results for the third quarter and nine months ended October 3, 2015. Earnings per share for all periods presented are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 8, 2015.

	Three Months Ended			Nine Months Ended
	10/3/2015	9/27/2014	% Change	10/3/2015	9/27/2014	% Change
Sales	$200,145	$179,442	11.5%	$534,939	$494,956	8.1%
Gross profit	$59,427	$51,310	15.8%	$149,041	$124,517	19.7%
Gross margin	29.7%	28.6%		27.9%	25.2%
SG&A	$22,297	$25,539	-12.7%	$66,213	$62,638	5.7%
SG&A percent of sales	11.1%	14.2%		12.4%	12.7%
Income from Operations	$37,130	$25,771	44.1%	$82,828	$61,879	33.9%
Operating margin %	18.6%	14.4%		15.5%	12.5%
Net Income	$24,694	$17,080	44.6%	$53,067	$37,731	40.6%
Net Income %	12.3%	9.5%		9.9%	7.6%

Peter J. Gundermann, President and Chief Executive Officer, commented, “The third quarter was very strong for Astronics Corporation with new records set for sales and earnings. Sales crossed the $200 million level for the first time, and net income approached $25 million. Both our Aerospace and Test Systems segments turned in very strong performances. We are excited about the strength of the business, and look forward to a solid close to 2015 while maintaining positive momentum going into 2016.”

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Consolidated Review

Third Quarter 2015 Results

Consolidated sales for the third quarter of 2015 were $200.1 million, up from $179.4 million, or 11.5%, over the same period last year. The 2015 third quarter included $6.5 million in sales from Armstrong Aerospace, Inc. (“Armstrong”), acquired on January 14, 2015. Organic sales for the quarter increased $14.2 million, or 7.9%, and were achieved with increases across both the Aerospace and Test Systems segments.

Consolidated gross margin was 29.7% in the third quarter of 2015 compared with 28.6% in the third quarter of 2014. The third quarter of 2014 included $1.3 million of inventory fair value step-up expense of acquired businesses compared with $0.3 million in the third quarter of 2015. Engineering and development (“E&D”) costs were $22.5 million in the third quarter of 2015, including $1.8 million for Armstrong. E&D costs in last year’s third quarter were $19.1 million. As a percent of sales, E&D was 11.3% and 10.7% in the third quarters of 2015 and 2014, respectively.

Selling, general and administrative (“SG&A”) expenses were $22.3 million, or 11.1% of sales, in the third quarter of 2015 compared with $25.5 million, or 14.2% of sales, in the same period last year. The third quarter of 2014 included intangible asset amortization expense related to Astronics Test Systems, Inc. (“ATS”) (acquired in February 2014) of $5.3 million compared with $0.3 million in the third quarter of 2015. This decrease was partially offset by the incremental SG&A costs of Armstrong, which added approximately $1.4 million to SG&A in the third quarter of 2015, including $0.6 million of amortization expense for acquired intangible assets of that business.

Diluted earnings per share for the 2015 third quarter were $0.94 compared with $0.65 in the prior-year period, an increase of 44.6%.

Year-to-Date 2015 Results

Consolidated sales for the first nine months of 2015 increased by $40.0 million, or 8.1%, to $534.9 million, from $494.9 million for the same period last year. The acquisition of Armstrong contributed $20.3 million to consolidated sales, while consolidated organic sales increased $19.7 million, or 4.0%.

Consolidated gross margin was 27.9% in the first nine months of 2015 compared with 25.2% in the first nine months of 2014. The first nine months of 2015 included $1.0 million of inventory step-up expense compared with $18.6 million in the first nine months of 2014. E&D costs were 12.4% of sales, or $66.1 million, which included $4.8 million for Armstrong, compared with $57.1 million, or 11.5% of sales, in the prior year’s first nine months.

Selling, general and administrative (“SG&A”) expenses were $66.2 million, or 12.4% of sales, in the first nine months of 2015 compared with $62.6 million, or 12.7% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of Armstrong, which added approximately $4.1 million to SG&A in the first nine months of 2015. Organically, higher SG&A expense reflected increased headcount and compensation costs to support growth. These increases were partially offset by a decrease in amortization expense for acquired intangible assets of ATS of $4.4 million and a $1.1 million reduction in the contingent consideration liability related to prior acquisitions.

Diluted earnings per share for the first nine months of 2015 were $2.02 compared with $1.45 for the same period last year, an increase of 39.3%.

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Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Third Quarter 2015 Results

Aerospace segment sales increased by $16.5 million, or 13.5%, when compared with the prior year’s third quarter to $138.7 million. Organic Aerospace sales grew 8.2%, or $10.0 million. Sales from Armstrong added $6.5 million.

Sales growth in the third quarter of 2015 was driven by increased Electrical Power & Motion sales, which were up $9.3 million, or 15%. Sales of in-seat power products grew at an even stronger rate, helping to offset reduced sales of seat motion products in this product line. The Electrical Power & Motion product lines are sold mostly to Commercial Transport customers, with lesser sales to Business Jets and Military customers. Sales of Lighting & Safety products increased $2.9 million, as higher production rates of commercial transport customers were complemented by a number of aftermarket retrofit sales of passenger service units, or PSUs. The 2015 third quarter included $6.1 million of Systems Certification sales from Armstrong, which was acquired in January 2015. These gains offset a reduction of $2.7 million in the Avionics product category, as the Company continued to deal with component problems from a certain supplier. Sales in this product line are expected to rebound somewhat in the fourth quarter.

Aerospace operating profit for the third quarter of 2015 was $23.1 million, or 16.6% of sales, compared with $22.1 million, or 18.0% of sales, in the same period last year. Operating margins were negatively affected by increased E&D spending and lower operating margin from the Armstrong business, partially offset by operating leverage gained on increased organic sales volume. Organic Aerospace E&D costs increased $1.7 million compared with last year’s third quarter. Incremental SG&A from Armstrong was $1.4 million, including $0.5 million of intangible asset amortization expense for acquired intangible assets.

Aerospace Year-to-Date 2015 Results

Aerospace segment sales increased by $47.1 million, or 12.9%, when compared with the prior year’s first nine months to $413.3 million. Organic sales grew 7.3%, or $26.8 million, and sales from Armstrong added $20.3 million.

Aerospace sales growth year-to-date was driven by increased Electrical Power & Motion sales, which were up $20.2 million, or 10.7%. This product group was dominated by in-seat power products, which were up 18% through three quarters. The Lighting & Safety product line was up $8.2 million, or 7.4%, on a year-to-date basis on higher production rates of commercial transport aircraft and greater retrofit activity. Systems Certification sales were up $16.5 million due to the January acquisition of Armstrong. The other Aerospace product lines made up the remainder of the increase.

Aerospace operating profit for the first nine months of 2015 was $66.7 million, or 16.1% of sales, compared with $60.3 million, or 16.5% of sales, in the same period last year. Operating leverage gained on increased volume for the organic business was partially offset by higher organic E&D costs of approximately $3.9 million. Aerospace SG&A expense increased $5.4 million in the first nine months of 2015 as compared with the corresponding period in 2014. Incremental SG&A from Armstrong was $4.1 million, including $1.6 million of intangible asset amortization expense for acquired intangible assets. The first nine months of 2014 included inventory step-up costs of $2.6 million that reduced normal operating margins for that period.

Aerospace backlog at the end of the 2015 third quarter was $227.3 million and the book-to-bill ratio for the period was 0.94.

Mr. Gundermann commented, “Our Aerospace segment had its second best quarter ever, only after this year’s first quarter. Aerospace sales were up 13.5% year-over-year and 8.2% organically. Our Electrical Power & Motion led the way with sales up 15% for the quarter. We continue to see positive developments across the business that we feel point to a promising future. Our customers continue to respond positively to our product offerings and our level of collaboration with them continues to be very high.”

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Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems Third Quarter 2015 Results

Sales in the third quarter of 2015 increased $4.2 million, or 7.4%, to $61.4 million compared with sales of $57.2 million 2014. Sales to the Semiconductor market increased $1.0 million compared with the same period in 2014 and Aerospace & Defense sales increased $3.2 million.

Operating profit was $17.0 million, or 27.6% of sales, compared with $5.7 million, or 10.0% of sales, in last year’s third quarter, due in part to operating leverage on the sales increase. Amortization expense associated with acquisitions was $0.3 million in the 2015 third quarter. Last year’s third quarter included non-recurring purchase accounting related inventory step-up costs of $1.0 million that reduced normal operating margins for that period, $5.3 million in amortization expense related to the ATS acquisition, and $1.7 million associated with work force reductions as we realigned segment personnel. E&D costs were approximately $3.2 million in the third quarter of 2015 and $3.3 million in the prior-year period.

Test Systems Year-to-Date 2015 Results

Sales in the first nine months of 2015 decreased 5.5% to $121.7 million compared with sales of $128.8 million for the same period in 2014, due to lower sales to the Semiconductor market. Sales to the Semiconductor market decreased $20.1 million compared with the same period in 2014, which was partially offset by increased sales of $13.0 million to the Aerospace & Defense market.

Operating profit was $24.6 million, or 20.2% of sales, compared with $8.0 million, or 6.2% of sales, in the first nine months of 2014. The acquisition of ATS added approximately $1.6 million in SG&A expense in the first nine months of 2015. The first nine months of 2014 included non-recurring purchase accounting related inventory step-up costs of $16.0 million, and $1.7 million of charges related to work force reductions as the Company realigned segment personnel which impacted operating margin. Additionally, amortization expense in the first nine months of 2014 related to the ATS acquisition was approximately $5.4 million compared with $1.0 million in the first nine months of 2015. E&D costs were approximately $8.8 million in the first nine months of 2015, and $8.5 million in the prior-year period.

Mr. Gundermann commented, “Our Test Systems segment turned in record results in the quarter, with sales up 7.4% compared with the third quarter of 2014. Sales were down 5.5% year-to-date, however, and we expect the final quarter to be off the pace from the third quarter as dictated by customer delivery requirements. We see many encouraging signs in the market, however, and expect our Test Systems segment to continue its strong performance in 2016.”

Backlog at the end of the third quarter for Test Systems was $69.7 million.

Forecast

Consolidated sales in 2015 are forecasted to be in the range of $690 million to $705 million. Approximately $553 million to $564 million of revenue is expected from the Aerospace segment. Test Systems segment revenue for 2015 is expected to be approximately $137 million to $141 million.

Consolidated backlog at October 3, 2015 was $297.0 million, of which $147.9 million is expected to ship in 2015.

Capital expenditures were $15.9 million through the first three quarters of 2015 and are expected to be in the range of $20 million to $25 million for the year. E&D spending is expected to continue at about the level it has been running the last three quarters.

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The Company is establishing initial revenue guidance for 2016 of $690 million to $750 million. The Aerospace segment is expected to generate $572 million to $616 million of revenue, and the Test Systems segment is expected to generate $118 million to $134 million.

Mr. Gundermann commented, “We expect 2016 to be another very good year for Astronics Corporation, though we will see a mix change. Growth of our larger Aerospace segment of approximately six to ten percent will more than offset an estimated ten percent decline in revenue for the Test Systems segment. Taken together, we are looking forward to another very good year.”

Third Quarter 2015 Webcast and Conference Call

The Company will host a teleconference today at 11:00 AM ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13621124. The telephonic replay will be available from 2:00 p.m. on the day of the call through Tuesday, November 17, 2015. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation

Astronics Corporation (NASDAQ: ATRO) is a leading supplier of products to the global aerospace, defense, consumer electronics and semiconductor industries. Astronics’ products include advanced, high-performance electrical power generation & distribution systems, lighting & safety systems, avionics products, aircraft structures, engineering design and systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	10/3/2015	9/27/2014	10/3/2015	9/27/2014
Sales	$200,145	$179,442	$534,939	$494,956
Cost of products sold	140,718	128,132	385,898	370,439

Gross profit	59,427	51,310	149,041	124,517
Gross margin	29.7%	28.6%	27.9%	25.2%
Selling, general and administrative	22,297	25,539	66,213	62,638
SG&A % of sales	11.1%	14.2%	12.4%	12.7%

Income from operations	37,130	25,771	82,828	61,879
Operating margin	18.6%	14.4%	15.5%	12.5%
Interest expense, net	1,243	2,301	3,600	7,183

Income before tax	35,887	23,470	79,228	54,696
Income tax expense	11,193	6,390	26,161	16,965

Net income	$24,694	$17,080	$53,067	$37,731

Net income % of sales	12.3%	9.5%	9.9%	7.6%
*Basic earnings per share:	$0.97	$0.68	$2.09	$1.51
*Diluted earnings per share:	$0.94	$0.65	$2.02	$1.45
*Weighted average diluted shares outstanding (in thousands)	26,217	26,079	26,237	26,057
Capital expenditures	$3,580	$6,880	$15,857	$29,971
Depreciation and amortization	$6,286	$10,859	$18,831	$21,168

*	All share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 8, 2015.

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ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	10/3/2015		12/31/2014
	(Unaudited	)
ASSETS
Cash and cash equivalents	$22,433		$21,197
Accounts receivable and uncompleted contracts	124,663		88,888
Inventories	119,811		115,053
Other current assets	19,501		20,680
Property, plant and equipment, net	125,940		116,316
Other long-term assets	8,907		5,632
Intangible assets, net	111,196		94,991
Goodwill	115,942		100,153

Total assets	$648,393		$562,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$2,745		$2,796
Accounts payable and accrued expenses	69,839		61,368
Customer advances and deferred revenue	40,565		45,052
Long-term debt	205,789		180,212
Other liabilities	45,469		45,305
Shareholders’ equity	283,986		228,177

Total liabilities and shareholders’ equity	$648,393		$562,910

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	10/3/2015	9/27/2014	10/3/2015	9/27/2014
Sales
Aerospace	$138,728	$122,233	$413,250	$366,128
Test Systems	61,417	57,209	121,744	129,065
Less Inter-segment	—	—	(55)	(237)

Total sales	200,145	179,442	534,939	494,956

Operating profit and margins
Aerospace	23,055	22,057	66,728	60,308
	16.6%	18.0%	16.1%	16.5%
Test Systems	16,980	5,699	24,618	8,034
	27.6%	10.0%	20.2%	6.2%

Total operating profit	40,035	27,756	91,346	68,342
	20.0%	15.5%	17.1%	13.8%
Interest expense	1,243	2,301	3,600	7,183
Corporate expenses and other	2,905	1,985	8,518	6,463

Income before taxes	$35,887	$23,470	$79,228	$54,696

	17.9%	13.1%	14.8%	11.1%

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ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/3/2015	9/27/2014	% change	10/3/2015	9/27/2014	% change	2015 YTD
Aerospace Segment
Commercial Transport	$115,016	$97,260	18.3%	$342,839	$293,051	17.0%	64.1%
Military	12,102	10,279	17.7%	31,929	31,589	1.1%	6.0%
Business Jet	8,043	10,565	-23.9%	25,196	28,740	-12.3%	4.7%
Other	3,567	4,129	-13.6%	13,286	12,748	4.2%	2.5%

Aerospace Total	138,728	122,233	13.5%	413,250	366,128	12.9%	77.3%

Test Systems Segment
Semiconductor	49,966	48,927	2.1%	86,224	106,384	-19.0%	16.1%
Aerospace & Defense	11,451	8,282	38.3%	35,465	22,444	58.0%	6.6%

	61,417	57,209	7.4%	121,689	128,828	-5.5%	22.7%

Total	$200,145	$179,442	11.5%	$534,939	$494,956	8.1%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT LINE

(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/3/2015	9/27/2014	% change	10/3/2015	9/27/2014	% change	2015 YTD
Aerospace Segment
Electrical Power & Motion	71,164	61,885	15.0%	$208,578	$188,368	10.7%	39.0%
Lighting & Safety	39,965	37,104	7.7%	119,949	111,702	7.4%	22.4%
Avionics	12,598	15,351	-17.9%	41,628	40,601	2.5%	7.8%
Systems Certification	6,120	—	—	16,465	—	—	3.1%
Structures	4,388	3,526	24.4%	12,418	10,868	14.3%	2.3%
Other	4,493	4,367	2.9%	14,212	14,589	-2.6%	2.7%

Aerospace Total	138,728	122,233	13.5%	413,250	366,128	12.9%	77.3%

Test Systems	61,417	57,209	7.4%	121,689	128,828	-5.5%	22.7%

Total	$200,145	$179,442	11.5%	$534,939	$494,956	8.1%	100.0%

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ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Twelve Months
	12/31/2014	4/4/2015	7/4/2015	10/3/2015	10/3/2015
Sales
Aerospace	$128,619	$142,352	$132,170	$138,728	$541,869
Test Systems	37,464	19,286	40,986	61,417	159,153

Total Sales	$166,083	$161,638	$173,156	$200,145	$701,022

Bookings
Aerospace	$130,588	$141,113	$134,478	$129,807	$535,988
Test Systems	104,782	16,836	12,242	15,352	149,212

Total Bookings	$235,370	$157,949	$146,720	$145,159	$685,200

Backlog*
Aerospace	$223,769	$233,955	$236,264	$227,345	N/A
Test Systems	146,964	144,514	115,770	69,705	N/A

Total Backlog	$370,733	$378,469	$352,034	$297,048	N/A

Book:Bill Ratio
Aerospace	1.02	0.99	1.02	0.94	0.99
Test Systems	2.80	0.87	0.30	0.25	0.94

Total Book:Bill	1.42	0.98	0.85	0.73	0.98

*	On January 14, 2015, Astronics Corporation acquired Armstrong Aerospace, Inc. which included a backlog of approximately $11.4 million for the Aerospace segment.